UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 7, 2007

ACCURAY INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In connection with the announcement of the results of operations of Accuray Incorporated (the “Company”) for the third quarter of fiscal 2007 and preparation for the announcement of the Company’s installed base of CyberKnife Systems reaching 100 systems, the Company reviewed its installed base data as well as prior disclosures regarding installed CyberKnife Systems.  As a result of this review, the Company is clarifying certain previous disclosures and presenting information regarding the actual number of CyberKnife Systems that are installed in medical facilities and are capable of being used to treat patients.

The Company previously disclosed that as of the end of the first fiscal quarter of 2007, the Company had 83 installed CyberKnife Systems.  This total of 83 systems included a system in Japan that was previously decommissioned and not returned to service.  Accordingly, as of the end of the first quarter of fiscal 2007, the Company had 82 systems that were installed and capable of treating patients.

The Company previously disclosed that as of the end of the second fiscal quarter of 2007, the Company had 91 installed CyberKnife Systems.  This total of 91 systems included the system in Japan referred to above and a system that was sold to a distributor in Italy for installation in a specified hospital but was not installed at the hospital as of the quarter end.  Accordingly, as of the end of the second fiscal quarter of fiscal 2007, the Company had 89 systems that were installed and capable of treating patients.

During the third fiscal quarter of 2007, eight CyberKnife Systems were installed.  Accordingly, as reported in the Company’s announcement of its results of operations for the third quarter of fiscal 2007, as of March 31, 2007 there were 97 CyberKnife Systems installed in medical facilities and capable of treating patients.

The foregoing identification of certain CyberKnife Systems previously included within installed base as systems that are not installed at medical facilities and capable of treating patients will not result in any change in the Company’s revenues for the third quarter of fiscal 2007 or any prior fiscal period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: May 7, 2007	By:	/s/ Robert E. McNamara
Robert E. McNamara Senior Vice President and Chief Financial Officer